Exhibit 99.1

Kips Bay Medical Reorganizes Operations and Reduces Staff to Focus on Clinical Study Work and Conserve Capital

MINNEAPOLIS, MN, January 5, 2015 – Kips Bay Medical, Inc. (OTCQB: KIPS), a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, eSVS® Mesh, for use in coronary artery bypass grafting, or CABG, surgery, today announced that the Company has reorganized its operations by eliminating staff positions, instituting salary reductions and reducing its non-clinical related operating expenses, in order to conserve its capital while it pursues the completion of its current eMESH I clinical feasibility trial.

Reorganization

Kips Bay announced that it has streamlined and scaled back its operations to focus its efforts and resources on regulatory and clinical activities which further the clinical development of the eSVS Mesh. As part of this reorganization, the Company has reduced its personnel from thirteen to eight employees. These reductions include the Company’s two sales directors, two administrative positions and one operations position. In addition, the Company’s officers have agreed to accept temporary salary reductions. Kips Bay believes that these actions will reduce its monthly operating expenses, excluding costs related to its eMESH I clinical feasibility study, to approximately $200,000. Kips Bay also announced that its cash, cash equivalents and short-term investments totaled $3.6 million as of December 31, 2014. With these operating expense reductions, the Company expects that its available capital will be sufficient to fund its operations through December 31, 2015.

Feasibility Study Update

Enrollment in the eMESH I clinical feasibility trial has nearly reached the Company’s targeted goal. As of December 31, 2014, 99 patients have been enrolled in the feasibility trial, up from 79 patients as of November 3, 2014 and 56 patients as of August 1, 2014. The Company believes that it will be able to reach the targeted goal of 45-50 patients treated with its new surgical technique by the end of January 2015, which would require the enrollment of an additional two to seven patients.

The eMESH I clinical feasibility trial is a multi-center, randomized study of external saphenous vein graft, or SVG, support using the Company’s eSVS Mesh in coronary artery bypass grafting surgery. The objective of the trial is to demonstrate to the U.S. Food and Drug Administration, or FDA, the initial safety and performance of the eSVS Mesh for use as an external SVG support device during CABG surgery. The eSVS Mesh performance will be evaluated based upon the angiographic patency rate of the enrolled grafts, where patency is defined as less than 50% stenosis, or blockage, of the SVG at six months after surgery. Due to normal scheduling conflicts that occur with bringing patients back for their six-month angiogram, Kips Bay estimates that it may take seven to nine months after the last patient is enrolled to complete the collection of the follow-up angiograms for all trial patients. Therefore, if the last patient is enrolled in January 2015, the Company estimates that all follow-up angiograms will be received by August to October 2015.

If the feasibility trial is successful, the Company intends to use the data from this study as the basis for the filing of a request for an investigational device exemption, or IDE, to perform a larger pivotal study. The pivotal study is required to demonstrate clinical effectiveness and support a premarket approval application filing with the FDA seeking approval to sell the eSVS Mesh in the United States.

About the eSVS Mesh

The eSVS Mesh is designed to be fitted like a sleeve on the outside of saphenous vein grafts to strengthen SVGs used in coronary artery bypass graft surgery. By strengthening the SVG and preventing the damaging expansion of the vein graft, the Company hopes to reduce or prevent the resulting injury which can lead to SVG failure and potentially costly and complicated re-interventions for patients undergoing CABG surgery. The eSVS Mesh is manufactured from nitinol wire which gives the eSVS Mesh considerable strength, while remaining highly flexible and kink-resistant.

About Kips Bay Medical

Kips Bay Medical, Inc. is a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, the eSVS Mesh, for use in coronary artery bypass grafting surgery. Kips Bay originally acquired the eSVS Mesh technology from Medtronic, Inc. in 2007. Additional information about Kips Bay is available at the Company’s website at www.KipsBayMedical.com.

Forward-Looking Statements Safe Harbor

Statements contained in this release that relate to future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations of future events and often can be identified by words such as “believes,” “expects,” “continues,” “intends,” “should,” “will,” “may,” “can be,” “could,” “hopes,” “anticipates,” “estimates,” “objective,” “future,” other words of similar meaning or the use of future dates. Examples of forward-looking statements in this release include Kips Bay’s plans and expectations regarding enrollments, patients required to complete its feasibility trial and other aspects of its eMESH I clinical feasibility trial; the effect of recent changes in the application of the eSVS Mesh and to the surgical implant technique on the results of the feasibility trial; the safety, performance and benefits of the eSVS Mesh; future sales, sales, general and administrative expenses and research and development expenses; the Company’s burn rate and how long the Company believes its current cash resources will last; its need for, and plans to obtain, additional financing, to fund its operations. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Kips Bay’s actual results to be materially different than those expressed in or implied by Kips Bay’s forward-looking statements. For Kips Bay, such uncertainties and risks include, in particular, the status of the eMESH I clinical feasibility trial, including enrollment, completion and the results; and its need for, and ability to obtain, additional financing; and the terms of such additional financing, which terms could be highly dilutive and adversely affect the rights of Kips Bay’s current stockholders. If Kips Bay is unable to obtain additional financing when needed or if its eMESH I clinical feasibility trial is not successful, the Company may not be able to continue as a going concern and may be forced to cease operations. Other uncertainties and risks that may cause Kips Bay’s actual results to be materially different than those expressed in or implied by Kips Bay’s forward-looking statements include, among others, Kips Bay’s future operating results and financial performance; surgeon acceptance of the eSVS Mesh technology; the ability of Kips Bay and its distributors to commercialize and sell the eSVS Mesh in Europe; its ability to obtain coverage and reimbursement from third-party payors for the eSVS Mesh technology and the extent of such coverage; the development of its distribution and marketing capabilities; and its ability to retain and attract personnel. More detailed information on these and other factors that could affect Kips Bay’s actual results are described in Kips Bay’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Kips Bay undertakes no obligation to update its forward-looking statements.

Contact:

Kips Bay Medical, Inc.

Manny Villafaña, Chairman and Chief Executive Officer, +1-763-235-3540

Email: Manny.Villafana@KipsBayMedical.com

or

Scott Kellen, Chief Operating Officer and Chief Financial Officer, +1-763-235-3540

Email: Scott.Kellen@KipsBayMedical.com